Exhibit 99.4

GCI LIBERTY, INC.

FORM OF NOTICE TO RIGHTS HOLDERS WHO ARE RECORD HOLDERS

Up to [•] Shares of Series C GCI Group Common Stock Issuable Upon Exercise of Transferable Rights*

Enclosed for your consideration is a prospectus, dated November 26, 2025 (the “Prospectus”), relating to the offering (the “Rights Offering”) by GCI Liberty, Inc. (the “Company”) of transferable rights (the “Series C GCI Group Rights”) to subscribe for shares of the Company’s Series C GCI Group common stock, par value $0.01 per share (“Series C GCI Group Common Stock”), by holders of record of the Company’s Series A GCI Group common stock, par value $0.01 per share (“Series A GCI Group Common Stock”), Series B GCI Group common stock, par value $0.01 per share (“Series B GCI Group Common Stock”), and Series C GCI Group Common Stock (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on November 24, 2025 (the “Record Date”).

Pursuant to the Rights Offering, the Company is issuing Series C GCI Group Rights to subscribe for up to [•] shares of Series C GCI Group Common Stock, on the terms and subject to the conditions described in the Prospectus (plus additional shares of Series C GCI Group Common Stock which may be issued as a result of rounding fractional Series C GCI Group Rights up to the nearest whole right described in the Prospectus). The Series C GCI Group Rights may be exercised at any time during the subscription period, which commences on November 26, 2025. The Rights Offering will expire at 5:00 p.m., New York City time, on December 17, 2025, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Time”). The Series C GCI Group Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol “GLIBR” until the Expiration Time.

As described in the Prospectus, Record Date Stockholders received [•] of a Series C GCI Group Right for each share of Series A GCI Group Common Stock, Series B GCI Group Common Stock or Series C GCI Group Common Stock held by such holder as of the Record Date. Each whole Series C GCI Group Right entitles a holder (the “Rights Holder”) to purchase one new share of Series C GCI Group Common Stock, which is referred to as the “Basic Subscription.” The total number of Series C GCI Group Rights to be issued to each Record Date Stockholder was rounded up to the nearest whole number and the subscription agent instructed, or instructed DTC to instruct, all brokers, dealers, trustees and depositaries for securities or any other agents who hold shares of GLIBA, GLIBB and/or GLIBK for the account of others to effect such rounding with respect to each beneficial stockholder. The subscription price per share is $[•] (the “Subscription Price”), which is equal to an approximate 20% discount to the volume weighted average trading price of the Series C GCI Group Common Stock over the ten trading day period beginning on [•], 2025 and ending on (and including) [•], 2025.

If any shares of Series C GCI Group Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the “Remaining Shares”), a Rights Holder that has exercised fully its Series C GCI Group Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these oversubscription privileges as the “Oversubscription Privilege.”

The Series C GCI Group Rights will be evidenced by subscription certificates (the “Rights Certificates”).

Enclosed are copies of the following documents:

1.	Prospectus, dated November 26, 2025;
2.	Rights Certificate and Instructions for Use; and
3.	Notice of Guaranteed Delivery.

*	Plus additional shares of Series C GCI Group Common Stock which may be issued as a result of rounding fractional Series C GCI Group Rights up to the nearest whole right as described in the Prospectus.

Your prompt attention is requested. To exercise Series C GCI Group Rights, you should complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Series C GCI Group Common Stock subscribed for pursuant to the Basic Subscription and the Oversubscription Privilege to Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”), as indicated on the Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Rights Certificate and full payment at or prior to the Expiration Time. You are responsible for the method of delivery of Rights Certificates, any necessary accompanying documents and payment of the Subscription Price to the Subscription Agent. If you send the Rights Certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. There may be unexpected delays in mail processing times. If you intend on making your cash payment of the Subscription Price by uncertified check, you should ensure that the Subscription Agent receives the appropriate materials by December 10, 2025 (at least five business days prior to the Expiration Time).

You will have no right to rescind your subscription following the Subscription Agent’s receipt of your payment of the Subscription Price, except as described in the Prospectus. Series C GCI Group Rights not exercised at or prior to the Expiration Time will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: 1-888-280-6942.